UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
February 14, 2005

PROTEIN DESIGN LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

34801 Campus Drive

Fremont, California 94555
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 14, 2005, Protein Design Labs, Inc. (“PDL”) closed its previously disclosed private placement of $250 million aggregate principal amount of 2.00% Convertible Senior Notes due 2012 (the “Notes”) to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Rule 144A under the Act.  In addition, PDL has granted the initial purchasers of the Notes an option to purchase up to an additional $50 million principal amount of the Notes.  The foregoing matter is discussed in greater detail in PDL’s press release issued on February 16, 2005, a copy of which is attached hereto as Exhibit 99.1

In connection with the closing, on February 14, 2005, PDL entered into an indenture (the “Indenture”) with J.P. Morgan Trust Company, National Association, as trustee, governing the Notes.  The Notes are convertible into PDL common stock at a price equal to approximately $23.69 per share, subject to adjustment in certain circumstances, which represents a 30 percent premium over PDL’s closing price of $18.22 on February 8, 2005.  The Notes will bear an interest rate of 2.00 percent per annum and will have a seven-year term.   The Notes will be redeemable at PDL’s option beginning on February 19, 2010.  Interest on the Notes will be payable on February 15 and August 15 of each year, beginning on August 15, 2005.  Upon the occurrence of certain “fundamental changes”, as defined in the Indenture, PDL will have the option to adjust the conversion rate and related conversion obligation so that the Notes are convertible into shares of the surviving or acquiring company.  If PDL does not utilize this option upon a fundamental change, or if it does not apply, the holders of the Notes will have the option, in certain cases, to require PDL to repurchase the Notes at a price equal to 100% of the principal amount of the Notes plus accrued interest to the date of repurchase or, in certain cases, to convert the Notes into common stock at an increased conversion rate based on the price paid per share of PDL common stock in the fundamental change transaction.  In addition, upon the occurrence of an “event of default”, as defined in the Indenture, the holders of Notes or the trustee shall have the right to cause the principal amount of the Notes to become due and payable immediately (except in certain events of bankruptcy, insolvency or reorganization of PDL or any of PDL’s significant subsidiaries, in which case the principal amount of the Notes shall automatically become due and payable immediately).

The initial purchasers of the Notes and their direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement (the “Registration Rights Agreement”) dated as of February 14, 2005 between PDL and Goldman, Sachs & Co., Citigroup Global Markets Inc. and UBS Securities LLC.  Pursuant to the Registration Rights Agreement, PDL has agreed to register the Notes and the common stock issuable upon conversion of the Notes under the Act within a specified time or pay additional interest on the Notes.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See disclosure under Item 1.01 of this report, which is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description

4.1	Indenture dated as of February 14, 2005 between PDL and J.P. Morgan Trust Company, National Association, as trustee.

4.2	Registration Rights Agreement dated as of February 14, 2005 between PDL and Goldman, Sachs & Co., Citigroup Global Markets Inc. and UBS Securities LLC.

99.1	Press Release dated February 16, 2005 regarding the closing of PDL’s offering of convertible senior notes due 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2005

PROTEIN DESIGN LABS, INC.

	By:	/s/ Sergio Garcia-Rodriguez
Sergio Garcia-Rodriguez
Vice President, Legal, General Counsel and
Assistant Secretary